Exhibit 99.1

Nov 6, 2023

Company Name:	GNI Group Ltd.
Representative:	Director, Representative Executive Officer, President and CEO Ying Luo, PhD
(Security Code: 2160, TSE Growth)
Contact Person:	Chief Financial Officer Toshiya Kitagawa
(TEL. 03-6214-3600)

GNI Group Updates Full Year 2023 Consolidated Earnings Forecast

GNI Group Ltd., (TSE Growth security code: 2160, “the Company” below) today announced that the Group has updated the consolidated earnings forecast for the full-year 2023, which was published on August 3, 2023, as follows.

1)
The differences between the forecast and the previous forecast for 2023

Consolidated earnings forecast for full-year 2023 (January 1, 2023 – December 31, 2023)

	Revenue	Operating profit	Profit before tax	Profit for the year	Profit attributable to owners of the parent	Basic earnings per share
	(JPY Million)	(JPY Million)	(JPY Million)	(JPY Million)	(JPY Million)	(JPY)
Previous Forecast (A)	25,273	5,991	4,143	2,174	1,703	35.86
Revised Forecast (B)	26,267	7,280	6,430	4,351	2,005	42.20
Difference (B-A)	994	1,289	2,287	2,177	302	-
Difference in ratio (%)	3.9%	21.5%	55.2%	100.1%	17.7%	-
(Reference) 2022 Actual	17,418	1,377	767	(868)	388	8.19

2)
Reasons for the differences

The first is that the sales revenue of ETUARY®, the main product of our consolidated subsidiary, Beijing Continent Pharmaceuticals Co., Ltd., has been exceeding the plan in the second half of the fiscal year as in the first half.

Second, as disclosed on June 15, 2023, our consolidated subsidiary Cullgen Inc. is generating monthly sales revenue that exceeds the previous forecast based on the strategic alliance agreement signed with Astellas Pharma Inc.

Third, the exchange rates previously used for earnings forecast (US$1 = ¥130.77 and RMB1 = ¥19.38) have been revised to US$1 = ¥138.24 and RMB1 = ¥19.62.

As a result of these factors, revenue and profit are expected to significantly exceed the full-year forecast announced on August 3, 2023, and we have now revised our full-year consolidated forecast.

This material contains statements concerning the current plans, expectations and strategies of GNI Group Ltd. (“the Company”). Any statements contained herein that pertain to future operating performance and that are not historic facts are forward-looking statements. Forward-looking statements may include, but are not limited to, words such as “believe,” “plan,” “strategy,” “expect,” “forecast,” “possibility” and similar words that describe future operating activities, business performance, events or conditions. Forward-looking statements, whether spoken or written, are based on judgments made by the management of the Company, based on information that is currently available to it. As such, these forward-looking statements are subject to various risks and uncertainties, and actual business results may vary substantially from the forecasts expressed or implied in forward-looking statements. Consequently, investors are cautioned not to place undue reliance on forward-looking statements.

The information contained in this material does not constitute or form part of any offer for sale or subscription of or solicitation or invitation of any offer to buy or subscribe for any securities, nor shall it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. Any decision to invest in or acquire securities of the Company must be based wholly on the information contained in the preliminary offering circular issued or to be issued by the Company in connection with any such offer and not on the contents hereof.